Exhibit 24

LIMITED POWER OF ATTORNEY

FOR SECTION 16 REPORTING OBLIGATIONS

KNOW ALL MEN BY THESE PRESENTS:

That I, Jennifer Brand, hereby appoint each of Jennifer Rogerson, Amy Nordin, Laura Taylor and Jesse B. Debban as my attorneys in fact to: (1) prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder as amended from time to time (the “Exchange Act”), (2) execute for and on my behalf, in my capacity as an officer or director or both of Cyanotech Corporation (the “Company”) and as a beneficial owner of securities of the Company while also serving as an officer or director or both, all Forms 3, Forms 4 and Forms 5 (and any amendments thereto), in accordance with Section 16(a) of the Exchange Act: (3) do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Forms 3, Forms 4 and Forms 5, complete and execute any amendments thereto, and timely file such forms with the SEC and any securities exchange or similar authority; and (4) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney in fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by such attorney in fact on my behalf pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney in fact may approve in such attorney in fact’s discretion.

I hereby acknowledge that the foregoing attorneys in fact, in serving in such capacity at the request and on the behalf of me, are not assuming, nor is the Company assuming, any of my responsibilities to comply with, or any liability for the failure to comply with, any provision of Section 16 of the Exchange Act.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each of the foregoing attorneys in fact.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed this 12th day of May, 2025.

By:/s/Jennifer Brand Jennifer Brand Date: 5/12/2025

STATE OF Oregon	)
) SS.
COUNTY OF Multnomah	)

On May 12, 2025, before me personally appeared Jennifer Brand, to me known to be the person described in and who executed the foregoing Power of Attorney, and acknowledged that he executed it as his free act and deed.

/s/Ren Stein Print name: Ren Stein Notary Public, State of Oregon My Commission expires: March 24, 2029